Exhibit 99.3
JUDGE GARDEPHE
10 CV 3476
UNITED STATES DISTRICT COURT SOUTHERN
DISTRICT OF NEW YORK

	X	Case No.
HAL HUBUSCHMAN, Derivatively on Behalf	:
of THE GOLDMAN SACHS GROUP, INC.,	:
Plaintiff,	:
	:	VERIFIED SHAREHOLDER DERIVATIVE
vs.	:	COMPLAINT FOR BREACH OF
LLOYD C. BLANKFEIN, GARY D. COHN,	:	FIDUCIARY DUTY, WASTE OF
DAVID A. VINIAR, JOHN H. BRYAN, JAMES	:	CORPORATE ASSETS, AND UNJUST
A. JOHNSON, RUTH J. SIMMONS, WILLIAM	:	ENRICHMENT
W. GEORGE, CLAES DAHLBACK, LOIS D.	:
JULIBER, STEPHEN FRIEDMAN, RAJ AT K.	:
GUPTA, LAKSHMI N. MITTAL, and JAMES J. SCHIRO,	:
:
Defendants,	:
:
-and-	:
:
THE GOLDMAN SACHS GROUP, INC., a	:
Delaware corporation,	:
:
Nominal Defendant.	:
	X	DEMAND FOR JURY TRIAL

     Plaintiff, by his attorneys, submits this Verified Shareholder Derivative Complaint against the defendants named herein.
NATURE AND SUMMARY OF THE ACTION
     1. This is a derivative action brought by a shareholder of The Goldman Sachs Group, Inc. (“Goldman” or the “Company”) on behalf of the Company against certain of its officers and directors. Plaintiff seeks to remedy defendants’ violations of state law, including breaches of fiduciary duties, waste of corporate assets, and unjust enrichment that occurred between December 2009 and the present and that have caused substantial monetary losses to Goldman and other damages, such as to its reputation and goodwill.
     2. Goldman is a global investment banking, securities, and investment management firm that provides a wide range of financial services. Its clients include corporations, financial institutions, governments, and high-net-worth individuals. Goldman is a bank holding company and a financial holding company regulated by the Board of Governors of the Federal Reserve System under the U.S. Bank Holding Company Act of 1956 (BHC Act). Goldman’s activities are divided into three segments: (i) Investment Banking; (ii) Trading and Principal Investments and (iii) Asset Management and Securities Services.
     3. On April 16, 2010, the Securities and Exchange Commission (“SEC”) filed an action against Goldman, Sachs & Co. and its employee Fabrice Tourre (“Tourre”) for violating the U.S. federal securities laws in the U.S. District Court for the Southern District of New York (the “SEC Action”). The SEC Action arises out of Goldman’s role in creating and selling a synthetic collateralized debt obligation (“CDO”) offering in early 2007. The CDO structure at issue in the SEC Action is known as Abacus 2007-AC1. Beginning in 2004, Goldman created or engaged in 23 Abacus transactions, each based at least in part upon highly leveraged synthetic CDOs. According to the SEC Action, a committee comprised of senior-level management at Goldman, the Mortgage Capital Committee, approved Abacus 2007-AC1.
     4. The gravamen of the SEC Action is that Goldman did not reveal to Abacus 2007-AC1 investors that Paulson & Co., Inc. (“Paulson”) played a large role in picking the underlying securities that would be bundled in the CDO and that Paulson would be taking a short position against the CDO. In particular, the SEC Action alleges that Paulson approached Goldman to make a market through a structured transaction consistent with Paulson’s negative view on the residential mortgage backed securities (“RMBS”) market. The structure of the deal allowed Paulson to pick and short what it believed were the riskiest assets.
     5. Goldman created the marketing materials for Abacus 2007-AC1. The disclosure documents prepared by Tourre and Goldman only represented that ACA Capital Management LLC (“ACA”) selected the Abacus 2007-AC1 portfolio. ACA is a third party company known for bundling mortgages and similar securities. ACA’s reputation allowed Goldman to entice other investors to participate in the transaction. Notably, IKB Deutsche Industriebank AG (“IKB”) invested approximately $150 million in Abacus 2007-AC1. Goldman’s marketing documents said nothing about Paulson’s participation, even though its senior management knew Paulson’s involvement was material. Moreover, the SEC Action states that Goldman represented to ACA that Paulson was investing in Abacus 2007-AC1 and thus their interests were aligned.
     6. By October 24, 2007, 83% of the RMBS in the Abacus 2007-AC1 portfolio had been downgraded and 17% were on negative watch. By January 29, 2008, 99% of the portfolio had been downgraded. As a result, investors lost over $1 billion. Paulson made approximately $900 million. Goldman made approximately $15 million as a result of Abacus 2007-AC1, but has suffered significant repercussions for its involvement in Abacus 2007-AC1, including significant damage to the Company’s market capitalization.
     7. Due to the statements by its top executives denying any wrongdoing during the subprime crisis, the public and Goldman’s shareholders were shocked that the SEC filed an action against the Company and by the contents of the SEC Action. The same cannot be said for Goldman’s executives and Board of Directors (“Board”) members. The SEC asked Goldman for information on this transaction in August of 2008. During the investigation, Goldman met with the SEC officials trying to fend off the civil lawsuit. According to the Washington Post, the SEC informed Goldman in writing that it planned on bringing a civil action against the Company. Nevertheless, Goldman did not disclose that it had received a Wells notice regarding the Abacus 2007-AC1 transaction, that it was producing documents to the SEC, or that an SEC action was imminent until after the SEC Action was filed. Even after the SEC filed its action, executives at Goldman claimed they were “blindsided.”
     8. The Individual Defendants (as defined herein) concealed their wrongdoing because of the intense public scrutiny placed on Goldman because of the TARP funds and public suspicion of their role in the collapse. According to Brad Hintz of Bernstein Research, Goldman could lose over $700 million, or $1.20 per share, over the next two years as a result of charges that it misled investors. In addition to the SEC Action, investors in the Abacus 2007-AC1 will likely file direct claims against Goldman seeking to recoup their losses and any available punitive damages.
     9. As a result of the Company’s improper guidance, its credibility with investors declined. Goldman’s market capitalization declined by over $12.4 billion, or 12.7%, in a single day.
JURISDICTION AND VENUE
     10. This Court has jurisdiction over all claims asserted herein pursuant to 28 U.S.C. § 1332(a)(2) because complete diversity exists between the plaintiff and each defendant, and the amount in controversy exceeds $75,000. This action is not a collusive action designed to confer jurisdiction on a court of the United States that it would not otherwise have.
     11. This Court has jurisdiction over each defendant named herein because each defendant is either a corporation that conducts business in and maintains operations in this District, or is an individual who has sufficient minimum contacts with this District so as to render the exercise of jurisdiction by the District courts permissible under traditional notions of fair play and substantial justice.
     12. Venue is proper in this Court pursuant to 28 U.S.C. § 1391 (a) because: (i) Goldman maintains its principal place of business in the District; (ii) one or more of the defendants either resides in or maintains executive offices in this District; (iii) a substantial portion of the transactions and wrongs complained of herein, including the defendants’ primary participation in the wrongful acts detailed herein, and aiding and abetting and conspiracy in violation of fiduciary duties owed to

Goldman occurred in this District; and (iv) defendants have received substantial compensation in this District by doing business here and engaging in numerous activities that had an effect in this District.
THE PARTIES
     13. Plaintiff Hal Hubuschman was a shareholder at the time of the continuing wrong complained of and remains a shareholder. The continuing wrong included the issuance of improper statements about the Company’s bets against its clients’ interest and failure to disclose that the Company received a Wells notice and was being investigated by the SEC. Plaintiff is a citizen of Georgia.
     14. Nominal defendant Goldman is a Delaware corporation with its principal executive offices located at 200 West Street, New York, New York. Goldman is a global investment banking, securities, and investment management firm that provides a wide range of financial services.
     15. Defendant Lloyd C. Blankfein (“Blankfein”) is Goldman’s Chairman of the Board and Chief Executive Officer and has been since June 2006. Blankfein is also a Goldman director and has been since April 2003. Blankfein was Goldman’s President and Chief Operating Officer from January 2004 to June 2006; Vice Chairman from April 2002 to January 2004; co-head of Fixed Income, Currency and Commodities Division (“FICC”) from 1997 to April 2002; and head or co-head of the Currency and Commodities Division from 1994 to 1997. Goldman paid defendant Blankfein the following compensation as an executive:

Fiscal		All Other
Year	Salary	Compensation
2009	$600,000	$262,657
Defendant Blankfein is a citizen of New York.
     16. Defendant Gary D. Cohn (“Cohn”) is Goldman’s President and has been since June 2006. Cohn is also Goldman’s Chief Operating Officer and has been since April 2009. Cohn was Goldman’s Co-Chief Operating Officer from June 2006 to March 2009 and co-head of global securities businesses from January 2004 to June 2006. Cohn also served in various other positions at Goldman from 1996 to January 2004, including as co-head of Equities, co-head of FICC, co-chief operating officer of FICC; and global head of the commodities business. Goldman paid defendant Conn the following compensation as an executive:

Fiscal		All Other
Year	Salary	Compensation
2009	$600,000	$225,156
Defendant Conn is a citizen of New York.
     17. Defendant David A. Viniar (“Viniar”) is a Goldman Executive Vice President and Chief Financial Officer and has been since May 1999. Viniar is also Goldman’s head of Operations, Technology, Finance and Services Division and has been since December 2002. Viniar was Goldman’s head of the Finance Division and co-head of Credit Risk Management and Advisory and Firmwide Risk from December 2001 to December 2002, and co-head of Operations, Finance and Resources from March 1999 to December 2001. Viniar also served in various other positions at Goldman Sachs Group, L.P., Goldman’s predecessor, from 1992 to May 1999, including as Chief Financial Officer; Deputy Chief Financial Officer; head of Finance; head of Treasury; and part of the Structured Finance Department of Investment Banking. Goldman paid defendant Viniar the following compensation as an executive:

Fiscal		All Other
Year	Salary	Compensation
2009	$600,000	$237,365
Defendant Viniar is a citizen of New Jersey.
     18. Defendant John H. Bryan (“Bryan”) is Goldman’s Presiding Director and has been since at least February 2007 and a director and has been since November 1999. Bryan is also a member of Goldman’s Audit Committee and has been since at least November 2008. While in possession of material non-public information concerning Goldman’s true business health, defendant Bryan sold 6,000 of his Goldman shares for $932,220 in proceeds. Goldman paid defendant Bryan the following compensation as director:

Fiscal	Total
Year	Compensation
2009	$476,004
Defendant Bryan is a citizen of Illinois.

     19. Defendant James A. Johnson (“Johnson”) is a Goldman director and has been since May 1999. Johnson is also a member of Goldman’s Audit Committee and has been since at least November 2008. Goldman paid defendant Johnson the following compensation as a director:

Fiscal	Total
Year	Compensation
2009	$476,004
Defendant Johnson is a citizen of Idaho.
     20. Defendant Ruth J. Simmons (“Simmons”) is a Goldman Sachs director and has been since January 2000. Simmons announced in February 2010 that she will retire from Goldman Sachs’s Board of Directors in May 2010. Goldman paid defendant Simmons the following compensation as a director:

Fiscal	Total
Year	Compensation
2009	$450,876
Defendant Simmons is a citizen of Rhode Island.
     21. Defendant William W. George (“George”) is a Goldman director and has been since December 2002. George is also a member of Goldman’s Audit Committee and has been since at least November 2008. Goldman paid defendant George the following compensation as a director:

Fiscal	Total
Year	Compensation
2009	$455,676
Defendant George is a citizen of Massachusetts.
     22. Defendant Claes Dahlbäck (“Dahlbäck”) is a Goldman’s director and has been since June 2003. Dahlbäck is also a member of Goldman’s Audit Committee and has been since at least November 2008. Goldman paid defendant Dahlbäck the following compensation as a director:

Fiscal	Total
Year	Compensation
2009	$455,676
Defendant Dahlbäck is a citizen of Sweden.

     23. Defendant Lois D. Juliber (“Juliber”) is a Goldman director and has been since March 2004. Juliber is also a member of Goldman’s Audit Committee and has been since at least November 2008. Goldman paid defendant Juliber the following compensation as a director:

Fiscal	Total
Year	Compensation
2009	$455,676
Defendant Juliber is a citizen of New York.
     24. Defendant Stephen Friedman (“Friedman”) is a Goldman director and has been since April 2005. Friedman served in various other positions at Goldman Sachs Group, L.P., Goldman’s predecessor, from 1966 to 1994, including as Senior Partner and Chairman of the Management Committee. Friedman is also Chairman of Goldman’s Audit Committee and has been since October 2008. Goldman paid defendant Friedman the following compensation as a director:

Fiscal	Total
Year	Compensation
2009	$476,004
Defendant Friedman is a citizen of New York.
     25. Defendant Rajat K. Gupta (“Gupta”) is a Goldman director and has been since November 2006. Gupta is also a member of Goldman’s Audit Committee and has been since at least November 2008. Gupta announced in March 2010 that he will retire from Goldman’s Board in May 2010. Goldman paid defendant Gupta the following compensation as a director:

Fiscal	Total
Year	Compensation
2009	$450,876
Defendant Gupta is a citizen of Connecticut.
     26. Defendant Lakshmi N. Mittal (“Mittal”) is a Goldman director and has been since June 2008. Mittal is also a member of Goldman’s Audit Committee and has been since June 2008. Goldman paid defendant Mittal the following compensation as a director:

Fiscal	Total
Year	Compensation
2009	$450,876
Defendant Mittal is a citizen of Luxembourg.

     27. Defendant James J. Schiro (“Schiro”) is a Goldman director and has been since May 2009. Schiro is also a member of Goldman’s Audit Committee and has been since May 2009. Goldman paid defendant Schiro the following compensation as a director:

Fiscal	Total
Year	Compensation
2009	$307,087
Defendant Schiro is a citizen of New Jersey.
     28. The defendants identified in 15, 18-27 are referred to herein as the “Director Defendants.” The defendants identified in 15-17 are referred to herein as the “Officer Defendants.” Collectively, the Director Defendants and the Officer Defendants are referred to herein as the “Individual Defendants.”
DUTIES OF THE INDIVIDUAL DEFENDANTS
Fiduciary Duties
     29. By reason of their positions as officers, directors, and/or fiduciaries of Goldman and because of their ability to control the business and corporate affairs of Goldman, the Individual Defendants owed Goldman fiduciary obligations of trust, loyalty, good faith, and due care, and were and are required to use their utmost ability to control and manage Goldman in a fair, just, honest, and equitable manner. The Individual Defendants were and are required to act in furtherance of the best interests of Goldman so as to benefit all shareholders equally and not in furtherance of their personal interest or benefit.
     30. Each director and officer of the Company owes to Goldman the fiduciary duty to exercise good faith and diligence in the administration of the affairs of the Company and in the use and preservation of its property and assets, and the highest obligations of fair dealing. In addition, as officers and/or directors of a publicly held company, the Individual Defendants had a duty to promptly disseminate all material information, in an accurate and truthful manner, including the Company’s receipt of a Wells notice and ongoing investigation by the SEC, so that the market price of the Company’s stock would be based on truthful and accurate information.

     31. The Company’s Corporate Governance Guidelines, in effect since January 2007, state in relevant part:
     IX. Board Responsibilities
     The business and affairs of the Company are managed by or under the direction of the Board in accordance with Delaware law. The Board’s responsibility is to provide direction and oversight. The Board establishes the strategic direction of the Company and oversees the performance of the Company’s business and management. The management of the Company is responsible for presenting strategic plans to the Board for review and approval and for implementing the Company’s strategic direction. In performing their duties, the primary responsibility of the directors is to exercise their business judgment in the best interests of the Company.
* * *
     4. Reviewing and Approving Significant Transactions. Board approval of a particular transaction may be appropriate because of several factors, including:
•	legal or regulatory requirements,

•	the materiality of the transaction to the Company’s financial performance, risk profile or business,

•	the terms of the transaction, or

•	other factors, such as the entering into of a new line of business or a variation from the Company’s strategic plan.
     To the extent the Board determines it to be appropriate, the Board shall develop standards to be utilized by management in determining types of transactions that should e submitted to the Board for review and approval or notification.
X. Expectations for Directors
* * *
     6. Contact with Management and Employees. All directors shall be free to contact the CEO at any time to discuss any aspect of the Company’s business. Directors shall also have complete access to other employees of the Company. The Board expects that there will be frequent opportunities for directors to meet with the CEO and other members of management in Board and Committee meetings, or in other formal or informal settings.
     Further, the Board encourages management to bring into Board meetings from time to time (or otherwise make available to Board members) individuals who can provide additional insight into the items being discussed because of personal involvement and substantial knowledge in those areas.

     32. Goldman’s Code of Business Conduct and Ethics, in effect since May 2009 and substantially similar to the prior version in effect since January 2005, states in relevant part:
     This Code of Business Conduct and Ethics (the “Code”) embodies the commitment of The Goldman Sachs Group, Inc. and its subsidiaries to conduct our business in accordance with all applicable laws, rules and regulations and the highest ethical standards. All employees and members of our Board of Directors are expected to adhere to those principles and procedures set forth in this Code that apply to them. We also expect the consultants we retain generally to abide by this Code. (For purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, Section I of this Code shall be our code of ethics for Senior Financial Officers (as defined below).)
     The Code should be read in conjunction with Our Business Principles, which provide in part that, “Integrity and honesty are at the heart of our business. We expect our people to maintain high ethical standards in everything they do, both in their work for the firm and in their personal lives.” Our Business Principles are attached to this Code. Each employee, consultant and director should also read and be familiar with the portions of the Compendium of Firmwide Compliance Policies (the “Compendium”) applicable to such employee, consultant or director, which Compendium is not part of this Code.
SECTION I
     A. Compliance and Reporting
     Employees and directors should strive to identity and raise potential issues before they lead to problems, and should ask about the application of this Code whenever in doubt. Any employee or director who becomes aware of any existing or potential violation of this Code should promptly notify, in the case of employees, an appropriate contact listed in the Directory of Contacts included in the Compendium and, in the case of directors and the Chief Executive Officer, the Chief Financial Officer and the Principal Accounting Officer (the “Senior Financial Officers”), one of the firm’s General Counsel (we refer to such contacts as “Appropriate Ethics Contacts”). The firm will take such disciplinary or preventive action as it deems appropriate to address any existing or potential violation of this Code brought to its attention.
     Any questions relating to how these policies should be interpreted or applied should be addressed to an Appropriate Ethics Contact.
     B. Personal Conflicts of Interest
     A “personal conflict of interest” occurs when an individual’s private interest improperly interferes with the interests of the firm. Personal conflicts of interest are prohibited as a matter of firm policy, unless they have been approved by the firm. In particular, an employee or director must never use or attempt to use his or her position at the firm to obtain any improper personal benefit for himself or herself, for his or her family members, or for any other person, including loans or guarantees of obligations, from any person or entity.
     Service to the firm should never be subordinated to personal gain and advantage.
Conflicts of interest should, to the extent possible, be avoided.
     Any employee or director who is aware of a material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should discuss the matter promptly with an Appropriate Ethics Contact.
     C. Public Disclosure
     It is the firm’s policy that the information in its public communications, including SEC filings, be full, fair, accurate, timely and understandable. All employees and directors who are involved in the company’s disclosure process, including the Senior Financial Officers, are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the firm and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the firm to others, whether within or outside the firm, including the firm’s independent auditors. In addition, any employee or director who has a supervisory role in the firm’s disclosure process has an obligation to discharge his or her responsibilities diligently.
     D. Compliance with Laws, Rules and Regulations
     It is the firm’s policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee and director to adhere to the standards and restrictions imposed by those laws, rules and regulations. The Compendium provides guidance as to certain of the laws, rules and regulations that apply to the firm’s activities.
     Generally, it is both illegal and against firm policy for any employee or director who is aware of material nonpublic information relating to the firm, any of the firm’s clients or any other private or governmental issuer of securities to buy or sell any securities of those issuers, or recommend that another person buy, sell or hold the securities of those issuers.
     More detailed rules governing the trading of securities by the firm’s employees and directors are set forth in the Compendium. Any employee or director who is uncertain about the legal rules involving his or her purchase or sale of any firm securities or any securities in issuers that he or she is familiar with by virtue of his or her work for the firm should consult with an Appropriate Ethics Contact before making any such purchase or sale.

SECTION II
     A. Corporate Opportunities
     Employees and directors owe a duty to the firm to advance the firm’s legitimate business interests when the opportunity to do so arises. Employees and directors are prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the firm has already been offered the opportunity and turned it down. More generally, employees and directors are prohibited from using corporate property, information or position for personal gain or competing with the firm.
     Sometimes the line between personal and firm benefits is difficult to draw, and sometimes both personal and firm benefits may be derived from certain activities. The only prudent course of conduct for our employees and directors is to make sure that any use of firm property or services that is not solely for the benefit of the firm is approved beforehand through the Appropriate Ethics Contact.
* * *
     C. Fair Dealing
     We have a history of succeeding through honest business competition. We do not seek competitive advantages through illegal or unethical business practices. Each employee and director should endeavor to deal fairly with the firm’s clients, service providers, suppliers, competitors and employees. No employee or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.
Specific Audit Committee Fiduciary Duties
     33. In addition to these duties, defendants Bryan, Johnson, George, Dahlbäck, Juliber, Friedman, Gupta, Mittal, and Schiro owe and owed specific duties under the Audit Committee’s charter to Goldman to review and ensure the accuracy and appropriateness of the earnings press releases and annual and interim financial statements. During 2009, the Audit Committee met twelve times. In particular, the Audit Committee’s charter in effect since at least January 2009 provides, in pertinent part, as follows:
     Purpose of Committee
The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of The Goldman Sachs Group, Inc. (the “Company”) is to:

(a)	assist the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications, independence and performance, (iv) the performance of the Company’s internal audit function, (v) the Company’s internal control over financial reporting, and (vi) the Company’s management of market, credit, liquidity and other financial and operational risks;

(b)	decide whether to appoint, retain or terminate the Company’s independent auditors and to pre-approve all audit, audit-related, tax and other services, if any, to be provided by the independent auditors; and

(c)	prepare the report required to be prepared by the Committee pursuant to the rules of the Securities and Exchange Commission (the “SEC”) for inclusion in the Company’s annual proxy statement.
* * *
     Committee Duties and Responsibilities
     The following are the duties and responsibilities of the Committee:
* * *
5.	To review and discuss with management and the independent auditors the Company’s annual audited financial statements and quarterly financial statements, including the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Controls and Procedures,” and to discuss with the Company’s Chief Executive Officer and Chief Financial Officer (a) their certifications to be provided pursuant to Sections 302 and 906 of the 2002 Act, including whether the financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company as of and for the periods presented and whether any significant deficiencies and material weaknesses exist in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, or any fraud has occurred, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting and (b) management’s report on internal control over financial reporting pursuant to Section 404 of the 2002 Act. The Committee shall discuss, as applicable: (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.
* * *
7.	To discuss with management earnings press releases and to review generally the type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro forma” or “adjusted” non-GAAP, information).

8.	To review generally with management the type and presentation of any financial information and earnings guidance provided to analysts and rating agencies.

9.	To review with management and, as appropriate, the independent auditors periodically, normally on at least an annual basis:
•	The independent auditors’ annual audit scope, risk assessment and plan.

•	The form of independent auditors’ report on the annual financial statements and matters related to the conduct of the audit under the standards of the Public Company Accounting Oversight Board (United States).

•	Comments by the independent auditors on internal controls and significant findings and recommendations resulting from the audit.
* * *
12.	review the procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters, and to assess compliance with these procedures.
* * *
14.	To discuss with management periodically management’s assessment of the Company’s market, credit, liquidity and other financial and operational risks, and the guidelines, policies and processes for managing such risks.

15.	To review and monitor the adequacy of the structures, policies and procedures that the Company has developed to assure the integrity of its investment research, including compliance with the requirements of Sections 1.3 and 1.5 of Addendum A to the global research settlement to which the Company is a party. As part of this process, the Committee shall meet periodically with the Company’s investment research ombudsman, senior management of Global Investment Research and such other individuals within the Company who are charged with overseeing the Company’s performance with respect to the investment research area as the Committee may determine.
16.	To discuss with one of the Company’s General Counsel and/or Chief Compliance Officer any significant legal, compliance or regulatory matters that may have a material impact on the Company’s business, financial statements or compliance policies.
* * *
Committee Reports
The Committee shall produce the following report and evaluation and provide them to the Board:
1.	Any report, including any recommendation, or other disclosures required to be prepared by the Committee pursuant to the rules of the SEC for inclusion in the Company’s annual proxy statement.

2.	An annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this charter. The performance evaluation shall also include a review of the adequacy of this charter and shall recommend to the Board any revisions the Committee deems necessary or desirable, although the Board shall have the sole authority to amend this charter. The performance evaluation shall be conducted in such manner as the Committee deems appropriate.
Control, Access, and Authority
     34. The Individual Defendants, because of their positions of control and authority as directors and/or officers of Goldman, were able to and did, directly and/or indirectly, exercise control over the wrongful acts complained of herein, as well as the contents of the various public statements issued by the Company.
     35. Because of their advisory, executive, managerial, and directorial positions with Goldman, each of the Individual Defendants had access to adverse, non-public information about the financial condition, operations, and improper representations of Goldman, including information regarding Goldman’s standing on both sides of transactions in which it played a significant role.
     36. At all times relevant hereto, each of the Individual Defendants was the agent of each of the other Individual Defendants and of Goldman, and was at all times acting within the course and scope of such agency.

     37. The Board met twelve times during the 2009 fiscal year.
Reasonable and Prudent Supervision
     38. To discharge their duties, the officers and directors of Goldman were required to exercise reasonable and prudent supervision over the management, policies, practices and controls of the financial affairs of the Company. By virtue of such duties, the officers and directors of Goldman were required to, among other things:
          (a) ensure that the Company complied with its legal obligations and requirements, including acting only within the scope of its legal authority and disseminating truthful and accurate statements to the investing public;
          (b) ensure that the Company was operated in a diligent, honest, and prudent manner in compliance with all applicable laws, rules, and regulations
          (c) conduct the affairs of the Company in an efficient, business-like manner so as to make it possible to provide the highest quality performance of its business, to avoid wasting the Company’s assets, and to maximize the value of the Company’s stock;
          (d) properly and accurately guide investors and analysts as to the true financial condition of the Company at any given time, including making accurate statements about the Company’s results;
          (e) refrain from acting upon material, non-public information; and
          (f) remain informed as to how Goldman conducted its operations, and, upon receipt of notice or information of imprudent or unsound conditions or practices, make reasonable inquiry in connection therewith, and take steps to correct such conditions or practices and make such disclosures as necessary to comply with securities laws.
Breaches of Duties
     39. Each Individual Defendant, by virtue of his or her position as a director and/or officer, owed to the Company the fiduciary duty of loyalty and good faith and the exercise of due care and diligence in the management and administration of the affairs of the Company, as well as in the use and preservation of its property and assets. The conduct of the Individual Defendants complained of herein involves a knowing and culpable violation of their obligations as directors and officers of Goldman, the absence of good faith on their part, and a reckless disregard for their duties to the Company that the Individual Defendants were aware or should have been aware posed a risk of serious injury to the Company. The conduct of the Individual Defendants who were also officers and/or directors of the Company have been ratified by the remaining Individual Defendants who collectively comprised all of Goldman’s Board.
     40. The Individual Defendants breached their duty of loyalty by allowing defendants to cause, or by themselves causing, the Company to misrepresent that it did not stand on both sides of transactions and failed to disclose it had received a Wells notice, as detailed herein below, and by failing to prevent the Individual Defendants from taking such illegal actions.
     CONSPIRACY, AIDING AND ABETTING, AND CONCERTED ACTION
     41. In committing the wrongful acts alleged herein, the Individual Defendants have pursued, or joined in the pursuit of, a common course of conduct, and have acted in concert with and conspired with one another in furtherance of their common plan or design. In addition to the wrongful conduct herein alleged as giving rise to primary liability, the Individual Defendants further aided and abetted and/or assisted each other in breaching their respective duties.
     42. During all times relevant hereto, the Individual Defendants collectively and individually initiated a course of conduct that was designed to and did: (i) conceal the fact that the Company was standing on both sides of transactions with its customers and had received a Wells notice; (ii) enhance the Individual Defendants’ executive and directorial positions at Goldman and the profits, power, and prestige that the Individual Defendants enjoyed as a result of holding these positions; and (iii) deceive the investing public regarding the Individual Defendants’ management of Goldman’s conflicted interest that were not disclosed to customers, in particular IKB. In furtherance of this plan, conspiracy, and course of conduct, the Individual Defendants collectively and individually took the actions set forth herein.

     43. The Individual Defendants engaged in a conspiracy, common enterprise, and/or common course of conduct. During this time, the Individual Defendants caused the Company to issue improper statements.
     44. The purpose and effect of the Individual Defendants’ conspiracy, common enterprise, and/or common course of conduct was, among other things, to disguise the Individual Defendants’ violations of law, breaches of fiduciary duty, waste of corporate assets, and unjust enrichment, and to conceal adverse information concerning the Company’s operations, financial condition, and future business prospects.
     45. The Individual Defendants accomplished their conspiracy, common enterprise, and/or common course of conduct by causing the Company to purposefully, recklessly, or negligently release improper statements. Because the actions described herein occurred under the authority of the Board, each of the Individual Defendants was a direct, necessary, and substantial participant in the conspiracy, common enterprise, and/or common course of conduct complained of herein.
     46. Each of the Individual Defendants aided and abetted and rendered substantial assistance in the wrongs complained of herein. In taking such actions to substantially assist the commission of the wrongdoing complained of herein, each Individual Defendant acted with knowledge of the primary wrongdoing, substantially assisted the accomplishment of that wrongdoing, and was aware of his or her overall contribution to and furtherance of the wrongdoing.
IMPROPER STATEMENTS
     47. The Individual Defendants by their fiduciary duties of care, good faith, and loyalty owe to Goldman a duty to ensure that the Company’s reporting fairly represents the operations and condition of the Company. In order to adequately carry out these duties, it is necessary for the Individual Defendants to know and understand the material, non-public information that should be either disclosed or omitted from the Company’s public statements.
     48. This material, non-public information principally included Goldman’s exposure to the subprime mortgage crisis. Furthermore, defendants Bryan, Dahlbäck, Friedman, George, Gupta, Johnson, Juliber, Mittal, and Schiro, as members of the Audit Committee, had a special duty to know and understand this material information as set out in the Audit Committee’s charter which provides that the committee is responsible for reviewing and discussing earnings press releases and annual statements filed with the SEC.
     49. Defendants Bryan, Johnson, Simmons, George, Dahlbäck, Juliber, Friedman, Gupta, Mittal, and Schiro had ample opportunity to discuss this material information with officers at management meetings and via internal corporate documents and reports, as well as at meetings of committees of the Board. Despite these duties, the Individual Defendants recklessly and/or intentionally caused or allowed, by their actions or inactions, the following improper statements to be disseminated by Goldman to the investing public.
     50. On December 24,2009, The New York Times ran an article titled “Banks Bundled Bad Debt, Bet Against It and Won.” The article detailed Goldman’s CDO practices which occurred just as residential home prices were deteriorating and the RMBS was becoming unappealing. The article stated in part:
     In late October 2007, as the financial markets were starting to come unglued, a Goldman Sachs trader, Jonathan M. Egol, received very good news. At 37, he was named a managing director at the firm.
     Mr. Egol, a Princeton graduate, had risen to prominence inside the bank by creating mortgage-related securities, named Abacus, that were at first intended to protect Goldman from investment losses if the housing market collapsed. As the market soured, Goldman created even more of these securities, enabling it to pocket huge profits.
     Goldman’s own clients who bought them, however, were less fortunate.
     Pension funds and insurance companies lost billions of dollars on securities that they believed were solid investments, according to former Goldman employees with direct knowledge of the deals who asked not to be identified because they have confidentiality agreements with the firm.
     Goldman was not the only firm that peddled these complex securities — known as synthetic collateralized debt obligations, or C.D.O.’s — and then made financial bets against them, called selling short in Wall Street parlance. Others that created similar securities and then bet they would fail, according to Wall Street traders, include Deutsche Bank and Morgan Stanley, as well as smaller firms like Tricadia Inc., an investment company whose parent firm was overseen by Lewis A. Sachs, who this year became a special counselor to Treasury Secretary Timothy F. Geitlmer.
     How these disastrously performing securities were devised is now the subject of scrutiny by investigators in Congress, at the Securities and Exchange Commission and at the Financial Industry Regulatory Authority, Wall Street’s self- regulatory organization, according to people briefed on the investigations. Those involved with the inquiries declined to comment.
     While the investigations are in the early phases, authorities appear to be looking at whether securities laws or rules of fair dealing were violated by firms that created and sold these mortgage-linked debt instruments and then bet against the clients who purchased them, people briefed on the matter say.
     One focus of the inquiry is whether the firms creating the securities purposely helped to select especially risky mortgage-linked assets that would be most likely to crater, setting their clients up to lose billions of dollars if the housing market imploded.
     Some securities packaged by Goldman and Tricadia ended up being so vulnerable that they soured within months of being created.
     Goldman and other Wall Street firms maintain there is nothing improper about synthetic C.D.O.’s, saying that they typically employ many trading techniques to hedge investments and protect against losses. They add that many prudent investors often do the same. Goldman used these securities initially to offset any potential losses stemming from its positive bets on mortgage securities.
     But Goldman and other firms eventually used the C.D.O.’s to place unusually large negative bets that were not mainly for hedging purposes, and investors and industry experts say that put the firms at odds with their own clients’ interests.
     “The simultaneous selling of securities to customers and shorting them because they believed they were going to default is the most cynical use of credit information that I have ever seen,” said Sylvain R. Raynes, an expert in structured finance at R & R Consulting in New York. “When you buy protection against an event that you have a hand in causing, you are buying fire insurance on someone else’s house and then committing arson.”
     Investment banks were not alone in reaping rich rewards by placing trades against synthetic C.D.O.’s. Some hedge funds also benefited, including Paulson & Company, according to former Goldman workers and people at other banks familiar with that firm’s trading.
     Michael DuVally, a Goldman Sachs spokesman, declined to make Mr. Egol available for comment. But Mr. DuVally said many of the C.D.O.’s created by Wall Street were made to satisfy client demand for such products, which the clients thought would produce profits because they had an optimistic view of the housing market. In addition, he said that clients knew Goldman might be betting against mortgages linked to the securities, and that the buyers of synthetic mortgage C.D.O.’s were large, sophisticated investors, he said.
     The creation and sale of synthetic C.D.O.’s helped make the financial crisis worse than it might otherwise have been, effectively multiplying losses by providing more securities to bet against. Some $8 billion in these securities remain on the books at American International Group, the giant insurer rescued by the government in September 2008.
     From 2005 through 2007, at least $108 billion in these securities was issued, according to Dealogic, a financial data firm. And the actual volume was much higher because synthetic C.D.O.’s and other customized trades are unregulated and often not reported to any financial exchange or market.
     Goldman Saw It Coming
     Before the financial crisis, many investors — large American and European banks, pension funds, insurance companies and even some hedge funds — failed to recognize that over extended borrowers would default on their mortgages, and they kept increasing their investments in mortgage-related securities. As the mortgage market collapsed, they suffered steep losses.
     A handful of investors and Wall Street traders, however, anticipated the crisis. In 2006, Wall Street had introduced a new index, called the ABX, that became a way to invest in the direction of mortgage securities. The index allowed traders to bet on or against pools of mortgages with different risk characteristics, just as stock indexes enable traders to bet on whether the overall stock market, or technology stocks or bank stocks, will go up or down.
     Goldman, among others on Wall Street, has said since the collapse that it made big money by using the ABX to bet against the housing market. Worried about a housing bubble, top Goldman executives decided in December 2006 to change the firm’s overall stance on the mortgage market, from positive to negative, though it did not disclose that publicly.
     Even before then, however, pockets of the investment bank had also started using C.D.O.’s to place bets against mortgage securities, in some cases to hedge the firm’s mortgage investments, as protection against a fall in housing prices and an increase in defaults.
     Mr. Egol was a prime mover behind these securities. Beginning in 2004, with housing prices soaring and the mortgage mania in full swing, Mr. Egol began creating the deals known as Abacus. From 2004 to 2008, Goldman issued 25 Abacus deals, according to Bloomberg, with a total value of $10.9 billion.
     Abacus allowed investors to bet for or against the mortgage securities that were linked to the deal. The C.D.O.’s didn’t contain actual mortgages. Instead, they consisted of credit-default swaps, a type of insurance that pays out when a borrower defaults. These swaps made it much easier to place large bets on mortgage failures.
     Rather than persuading his customers to make negative bets on Abacus, Mr. Egol kept most of these wagers for his firm, said five former Goldman employees who spoke on the condition of anonymity. On occasion, he allowed some hedge funds to take some of the short trades.
     Mr. Egol and Fabrice Tourre, a French trader at Goldman, were aggressive from the start in trying to make the assets in Abacus deals look better than they were, according to notes taken by a Wall Street investor during a phone call with Mr. Tourre and another Goldman employee in May 2005.

     On the call, the two traders noted that they were trying to persuade analysts at Moody’s Investors Service, a credit rating agency, to assign a higher rating to one part of an Abacus C. C. O. but were having trouble, according to the investor’s notes, which were provided by a colleague who asked for anonymity because he was not authorized to release them. Goldman declined to discuss the selection of the assets in the C.D.O.’s, but a spokesman said investors could have rejected the C.D.O. if they did not like the assets.
     Goldman’s bets against the performances of the Abacus C.D.O.’s were not worth much in 2005 and 2006, but they soared in value in 2007 and 2008 when the mortgage market collapsed. The trades gave Mr. Egol a higher profile at the bank, and he was among a group promoted to managing director on Oct. 24,2007.
* * *
     As early as the summer of 2006, Goldman’s sales desk began marketing short bets using the ABX index to hedge funds like Paulson & Company, Magnetar and Soros Fund Management, which invests for the billionaire George Soros. John Paulson, the founder of Paulson & Company, also would later take some of the shorts from the Abacus deals, helping him profit when mortgage bonds collapsed. He declined to comment.
     A Deal Gone Bad, for Some
     The woeful performance of some C.D.O.’s issued by Goldman made them ideal for betting against. As of September 2007, for example, just five months after Goldman had sold a new Abacus C.D.O., the ratings on 84 percent of the mortgages underlying it had been downgraded, indicating growing concerns about borrowers’ ability to repay the loans, according to research from DBS, the big Swiss bank. Of more than 500 C.D.O.’s analyzed by DBS, only two were worse than the Abacus deal.
     Goldman created other mortgage-linked C.D.O.’s that performed poorly, too. One, in October 2006, was a $800 million C.D.O. known as Hudson Mezzanine. It included credit insurance on mortgage and subprime mortgage bonds that were in the ABX index; Hudson buyers would make money if the housing market stayed healthy — but lose money if it collapsed. Goldman kept a significant amount of the financial bets against securities in Hudson, so it would profit if they failed, according to three of the former Goldman employees.
     A Goldman salesman involved in Hudson said the deal was one of the earliest in which outside investors raised questions about Goldman’s incentives. “Here we are selling this, but we think the market is going the other way,” he said.
     A hedge fund investor in Hudson, who spoke on the condition of anonymity, said that because Goldman was betting against the deal, he wondered whether the bank built Hudson with “bonds they really think are going to get into trouble.”
     Indeed, Hudson investors suffered large losses. In March 2008, just 18 months after Goldman created that C.D.O., so many borrowers had defaulted that holders of the security paid out about $310 million to Goldman and others who had bet against it, according to correspondence sent to Hudson investors.
* * *

     A Goldman spokesman said the firm’s negative bets didn’t keep it from suffering losses on its mortgage assets, taking $1.7 billion in write-downs on them in 2008; but he would not say how much the bank had since earned on its short positions, which former Goldman workers say will be far more lucrative over time. For instance, Goldman profited to the tune of $1.5 billion from one series of mortgage-related trades by Mr. Egol with Wall Street rival Morgan Stanley, which had to book a steep loss, according to people at both firms.
     Tetsuya Ishikawa, a salesman on several Abacus and Hudson deals, left Goldman and later published a novel, “How I Caused the Credit Crunch.” In it, he wrote that bankers deserted their clients who had bought mortgage bonds when that market collapsed: “We had moved on to hurting others in our quest for self-preservation.” Mr. Ishikawa, who now works for another financial firm in London, declined to comment on his work at Goldman.
* * *
     At Goldman, Mr. Egol structured some Abacus deals in a way that enabled those betting on a mortgage-market collapse to multiply the value of their bets, to as much as six or seven times the face value of those C.D.O.’s. When the mortgage market tumbled, this meant bigger profits for Goldman and other short sellers — and bigger losses for other investors.
     51. On December 24, 2009, Goldman issued a press release titled “Goldman Sachs Responds to The New York Times on Synthetic Collateralized Debt Obligations.” In response to The New York Times article, Goldman made improper statements that misled the public as to Goldman’s involvement in the CDO transactions it brokered. Goldman stated:
     Background: The New York Times published a story on December 24th primarily focused on the synthetic collateralized debt obligation business of Goldman Sachs. In response to questions from the paper prior to publication, Goldman Sachs made the following points.
     As reporters and commentators examine some of the aspects of the financial crisis, interest has gravitated toward a variety of products associated with the mortgage market. One of these products is synthetic collateralized debt obligations (CDOs), which are referred to as synthetic because the underlying credit exposure is taken via credit default swaps rather than by physically owning assets or securities. The following points provide a summary of how these products worked and why they were created.
     Any discussion of Goldman Sachs’ association with this product must begin with our overall activities in the mortgage market. Goldman Sachs, like other financial institutions, suffered significant losses in its residential mortgage portfolio due to the deterioration of the housing market (we disclosed $1.7 billion in residential mortgage exposure write-downs in 2008). These losses would have been substantially higher had we not hedged. We consider hedging the cornerstone of prudent risk management.
     Synthetic CDOs were an established product for corporate credit risk as early as 2002. With the introduction of credit default swaps referencing mortgage products in 2004-2005, it is not surprising that market participants would consider synthetic CDOs in the context of mortgages. Although precise tallies of synthetic CDO issuance are not readily available, many observers would agree the market size was in the hundreds of billions of dollars.
     Many of the synthetic CDOs arranged were the result of demand from investing clients seeking long exposure.
     Synthetic CDOs were popular with many investors prior to the financial crisis because they gave investors the ability to work with banks to design tailored securities which met their particular criteria, whether it be ratings, leverage or other aspects of the transaction.
     The buyers of synthetic mortgage CDOs were large, sophisticated investors. These investors had significant in-house research staff to analyze portfolios and structures and to suggest modifications. They did not rely upon the issuing banks in making their investment decisions.
     For static synthetic CDOs, reference portfolios were fully disclosed. Therefore, potential buyers could simply decide not to participate if they did not like some or all the securities referenced in a particular portfolio.
     Synthetic CDOs require one party to be long the risk and the other to be short so without the short position, a transaction could not take place.
     It is fully disclosed and well known to investors that banks that arranged synthetic CDOs took the initial short position and that these positions could either have been applied as hedges against other risk positions or covered via trades with other investors.
     Most major banks had similar businesses in synthetic mortgage CDOs.
     As housing price growth slowed and then turned negative, the disruption in the mortgage market resulted in synthetic CDO losses for many investors and financial institutions, including Goldman Sachs, effectively putting an end to this market.
     52. On January 21,2010, Goldman reported its fourth quarter and year ended December 31,2009 results in a press release which emphasized the Company’s focus on its clients:
     “Throughout the year, particularly during the most difficult conditions, Goldman Sachs was an active adviser, market maker and asset manager for our clients,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer. “Our

strong client franchise across global capital markets, along with the commitment and dedication of our people drove our strong performance. That performance, as well as recognition of the broader environment, resulted in our lowest ever compensation to net revenues ratio. Despite significant economic headwinds, we are seeing signs of growth and remain focused on supporting that growth by helping companies raise capital and manage their risks, by providing liquidity to markets and by investing for our clients.”
     53. Also on January 21,2010, the defendants held a conference call with analysts. On the conference call, defendant Viniar improperly stated that:
     Many of our core beliefs were also confirmed over the past two years, principally the importance of our client franchise, employees, reputation and our long-term focus on creating shareholder value. These tenets are encapsulated in the Firm’s first three business principles, and they remain as relevant today as they did when they were written over three decades ago.
Defendant Viniar went on to state that:
And I would also tell you if people are focused on things that caused or were real contributors to the crisis, it wasn’t traded. Most trading results were actually pretty good, not just at Goldman Sachs, but at most firms, and that is not really where the problems were.
     54. On March 1,2010, Goldman filed its Form 10-K with the SEC for the year ended December 31, 2009. Defendants Blankfein, Bryan, Cohn, Dahlbäck, Friedman, George, Gupta, Johnson, Juliber, Mittal, Schiro, Simmons, and Viniar signed the Form 10-K. The Form 10-K disclosed that the Company “received requests for information ... relating to subprime mortgages, and securitizations, collateralized debt obligations and synthetic products related to subprime mortgages.” However, the Form 10-K did not state the seriousness of those inquiries or that the Company had received a Wells notice from the SEC. Instead, the defendants decided to mislead the public and state the Company is “client-driven” even though it failed to disclose to ACA that Paulson played a significant role that influenced the mortgages in Abacus 2007-AC1. In the Form 10-K the defendants stated that:
     In our client-driven businesses, FICC [Fixed Income, Currency and Commodities] and Equities strike to deliver high-quality service by offering broad market-making and market knowledge to our clients on a global basis. In addition, we use our expertise to take positions in markets, by committing capital and taking risk, to facilitate client transactions and to provide liquidity. Our willingness to make markets, commit capital and take risk in a broad range of fixed income, currency, commodity and equity products and their derivatives is crucial to our client relationships and to support our underwriting business by providing secondary market liquidity.
     55. On or about April 7,2010, Goldman issued its 2009 Annual Report to Shareholders. Included in the report was a letter to shareholders signed by Blankfein and Cohn which stated in part:
     The firm’s focus on staying close to our clients and helping them to navigate uncertainty and achieve their objectives is largely responsible for what proved to be a year of resiliency across our businesses and, by extension, a strong performance for Goldman Sachs....
* * *
     As part of our trading with AIG, we purchased from them protection on super-senior collateralized debt obligation (CDO) risk. This protection was designed to hedge equivalent transactions executed with clients taking the other side of the same trades. In so doing, we served as an intermediary in assisting our clients to express a defined view on the market. The net risk we were exposed to was consistent with our role as a market intermediary rather than a proprietary market participant.
* * *
     Through the end of 2006, Goldman Sachs generally was long in exposure to residential mortgages and mortgage-related products, such as residential mortgage-backed securities (RMBS). CDOs backed by residential mortgages and credit default swaps referencing residential mortgage products. In late 2006, we began to experience losses in our daily residential mortgage-related products P&L as we market downed the value of our inventory of various residential mortgage-related products to reflect lower market prices.
     In response to those losses, we decided to reduce our overall exposure to the residential housing market, consistent with our risk protocols — given the uncertainty of the future direction of prices in the housing market and the increased market volatility. The firm did not generate enormous net revenues or profits by betting against residential mortgage-related products, as some have speculated; rather, our relatively early risk reduction resulted in our losing less money than we otherwise would have when the residential housing market began to deteriorate rapidly.
     The markets for residential mortgage-related products, and subprime mortgage securities in particular, were volatile and unpredictable in the first half of 2007. Investors in these markets held very different views of the future direction of the U.S. housing market based on their outlook on factors that were equally available to all market participants, including housing prices, interest rates and personal income and indebtedness data
     The investors who transacted with Goldman Sachs in CDOs in 2007, as in prior years, were primarily large, global financial institutions, insurance companies and hedge funds (no pension funds invested in these products, with one exception: a corporate-related pension fund that had long been active in this area made a purchase of less than $5 million). These investors had significant resources, relationship with multiple financial intermediaries and access to extensive information and research flow, performed their own analysis of the data, formed their own views about trends, and many actively negotiated at arm’s length the structure and terms of transactions.
* * *
     Although Goldman Sachs held various positions in residential mortgage-related products in 2007, our short positions were not a “bet against our clients.” Rather, they served to offset our long positions. Our goal was, and is, to be in a position to make markets for our clients while managing our risk within prescribed limits.
THE TRUTH IS REVEALED
     56. On April 16,2010, the SEC filed civil charges against Goldman and Tourre alleging that Goldman had sold mortgage investments without telling the buyer that the securities were crafted with input from Paulson who was betting that the securities would decrease in value. The investors lost nearly $1 billion while Paulson was able to capitalize on the housing market bust.
     57. The SEC is seeking to impose unspecified civil fines against Goldman and Tourre. The SEC says that Paulson paid Goldman approximately $15 million in 2007 to devise an investment tied to RMBS that the hedge fund viewed as likely to decline in value. The fraud allegations focus on how Goldman sold the securities. Goldman told investors that a third party, ACA, had selected the pools of subprime mortgages it used to create the securities. The SEC alleges that Goldman misled investors by failing to disclose that Paulson also played a role in selecting the mortgage bundles and stood to profit from its decline in value. According to the SEC Action, investors in the CDO lost about $1 billion while Paulson made a profit of about $1 billion.
     58. Included in the SEC Action is an email from Tourre demonstrating that there was an intent to deceive Abacus 2007-AC1 investors. The email stated “more and more leverage in the system, The whole building is about to collapse anytime now ... Only potential survivor, the fabulous Fab [rice Tourre]... standing in the middle of all these complex, highly leveraged, exotic trades he created without necessarily understanding all of the implications of those monstrosities!!!”
     59. On April 16, 2010, a Bank of America Merrill Lynch analyst stated that:

This is clearly a serious charge..... The total alleged losses of $lbn would, if they were the basis of a settlement, be about $1/ share.
...But there is considerable uncertainty.
On the other hand, it’s not clear whether there are more such cases; nor whether the SEC might refer the case to the DOJ for criminal charges; nor how serious the reputational effects might be for GS and for the industry more broadly.
* * *
Potential Settlement amount probably manageable, but reputational hit harder to measure
The case states that GS received a $15 mm structuring fee and that Paulson earned, and investors lost, about $1 bn. The extent of GS’ direct financial exposure would thus seem to be about $lbn, or around $1 per share, assuming a judgment or (more likely in our view) settlement with the SEC were tax-deductible. However, the reputational damage could be considerably greater, unless it becomes clear that there are no other such cases against the firm and that no more individuals are charged.
     60. Analysts also questioned whether the Abacus 2007-AC1 is the only CDO that had disclosure issues. An April 16,2010, Citi Investment Research & Analysis analyst stated that: “The SEC’s complaint refers to only one CDO structure, and the issue is whether this was an isolated incident or not. Reputation risk is biggest issue in our view.” An April 16, 2010, Oppenheimer & Co. analyst report stated that “we believe that GS is probably vulnerable to more charges and outsized fines.” A UBS Investment Research analyst was also concerned whether this is just the “tip of the iceberg.” The analyst stated “One-off or is this the tip of the iceberg? While this complaint refers to a single transaction, we think there could be others.”
     61. On April 19,2010, The Guardian reported that even Bear Stearns saw that creating a CDO at the behest of Paulson and that Paulson would then short would subject them to a “reputation issue.” The Guardian stated:
It is fascinating to learn that Bear Stearns turned down the opportunity to work with Paulson. The ill-fated investment bank decided that bringing more mortgage-backed securities into the world, just so that Paulson could bet on their toxicity, was a “reputation issue”. It did not wish to sell an investment to clients without telling them that a bearish hedge fund had inspired the creation.
     62. On April 17,2010, the AP reported that the German government may consider taking legal action against Goldman. IKB stood as a buyer of Abacus 2007-AC1 and was rescued by

German state-owned KfW development bank. On April 20, 2010, as a result of the Individual Defendants misdeeds related to CDOs, Great Britain’s Financial Services Authority opened an inquiry into the Company subjecting it to further liability and costs.
     63. On April 24,2010, the Senate Permanent Subcommittee on Investigations issued a press release stating that it would be investigating Goldman’s role in the financial crisis. In the press release, United States Senator Carl Levin stated:
“Investment banks such as Goldman Sachs were not simply market-makers, they were self-interested promoters of risky and complicated financial schemes that helped trigger the crisis,” ... “They bundled toxic mortgages into complex financial instruments, got the credit rating agencies to label them as AAA securities, and sold them to investors, magnifying and spreading risk throughout the financial system, and all too often betting against the instruments they sold and profiting at the expense of their clients.” The 2009 Goldman Sachs annual report stated that the firm “did not generate enormous net revenues by betting against residential related products.”... “These emails show that, in fact, Goldman made a lot of money by betting against the mortgage market.
     64. The press release also contained four Goldman internal emails related to the RMBS and CDO transactions. An email from defendant Blankfein stated that Goldman had come out ahead of the mortgage crisis. The email stated that “we lost money, then made more than we lost because of shorts.”
REASONS THE STATEMENTS WERE IMPROPER
     65. Goldman’s improper statements failed to disclose and misrepresented the following material adverse facts, which the Individual Defendants knew, consciously disregarded, or were reckless and grossly negligent in not knowing:
          (a) the Company had received a Wells notice and the SEC would file a civil action against the Company about the Company’s involvement in Abacus 2007-AC1; and
          (b) the Company bet against its clients.
DAMAGES TO GOLDMAN CAUSED BY THE INDIVIDUAL DEFENDANTS
     66. As a result of the Individual Defendants’ improprieties, Goldman disseminated improper statements concerning its business prospects as alleged above. These improper statements have devastated Goldman’s credibility as reflected by the Company’s $12.4 billion, or 12.7%, market capitalization loss in a single day.
     67. Further, as a direct and proximate result of the Individual Defendants’ actions, Goldman has expended and will continue to expend significant sums of money. Such expenditures include, but are not limited to:
          (a) costs incurred from the defense and liability faced in the SEC Action;
          (b) costs incurred from damage to the Company’s reputation;
          (c) costs incurred from the defense of the investigation by the Financial Services Authority into Goldman’s London subsidiary; and
          (d) costs incurred from compensation and benefits paid to the defendants who have breached their duties to Goldman.
     68. Moreover, these actions have irreparably damaged Goldman’s corporate image and goodwill. For at least the foreseeable future, Goldman will suffer from what is known as the “liar’s discount,” a term applied to the stocks of companies who have been implicated in illegal behavior and have misled the investing public, such that Goldman’s ability to raise equity capital or debt on favorable terms in the future is now impaired.
DERIVATIVE AND DEMAND FUTILITY ALLEGATIONS
     69. Plaintiff brings this action derivatively in the right and for the benefit of Goldman to redress injuries suffered, and to be suffered, by Goldman as a direct result of breaches of fiduciary duty, waste of corporate assets, and unjust enrichment, as well as the aiding and abetting thereof, by the Individual Defendants. Goldman is named as a nominal defendant solely in a derivative capacity. This is not a collusive action to confer jurisdiction on this Court that it would not otherwise have.
     70. Plaintiff will adequately and fairly represent the interests of Goldman in enforcing and prosecuting its rights.
     71. Plaintiff was a shareholder at the time of the continuing wrong complained of and remains a shareholder. The continuing wrong included the issuance of improper statements about the Company’s bets against its clients’ interests and failure to disclose that the Company received a Wells notice and was being investigated by the SEC.
     72. The current Board of Goldman consists of the following twelve individuals: defendants Blankfein, Cohn, Bryan, Dahlbäck, Friedman, George, Gupta, Johnson, Juliber, Mittal, Simmons, and Schiro.
     73. As alleged above, defendant Blankfein, Cohn, Bryan, Dahlbäck, Friedman, George, Gupta, Johnson, Juliber, Mittal, Simmons, and Schiro, breached their fiduciary duties of loyalty and good faith by making improper statements regarding Goldman’s statements that it put its client’s interests first, did not stand on both sides of transactions, and failure to disclose a Wells notice from the SEC.
     74. The SEC’s investigation and inquiries are something that must go to the Board level. If the Board was unaware of the SEC investigations and inquiries, then the Board acted in bad faith in not creating a reporting structure that would bring the SEC investigations to its attention. According to the Washington Post, the SEC and Goldman were engaged in discussions of a possible settlement for months before the SEC filed its action. SEC officials stated that they told Goldman during the Summer of 2009 that an action was likely. Additionally, the SEC informed Goldman in writing in March 2010 that it was planning to bring an action. Due to the seriousness of the SEC’s allegations, the past statements of the Company’s executives and that the SEC stood ready to file an action, the Board had a duty to disclose that Goldman was under investigation and that it received a Wells notice. In fact, during a conference call on April 20, 2010, Goldman’s General Counsel Gregory Palm stated that, “our policy has always been to disclose to our investors everything that we consider to be material, and that would include investigations, obviously lawsuits, regulatory matters, anything.” Thus, the Board was well aware investigations and other regulatory matters are material information that must be disclosed to the Company’s shareholders. Nevertheless, the Board approved disclosures that omitted this material information and approved or allowed Goldman to make additional misleading statements about its role in CDO transactions. Such actions could not be the result of a fully-informed good faith decision, and therefore does not receive the protection of the business judgment rule, excusing a demand. In addition, the Board members face a substantial likelihood of liability due to their roles in misleading the Company’s shareholders and violating federal securities law. Accordingly, demand is futile as to the entire Board.
     75. Defendants Bryan, Dahlbäck, Friedman, George, Gupta, Johnson, Juliber, Mittal, and Schiro (the “Audit Committee Defendants”) were members of the Audit Committee. The Audit Committee’s charter provides that it is responsible for reviewing and approving earnings press releases and annual financial statements files with the SEC. Thus, the Audit Committee Defendants were responsible for overseeing and directly participating in the dissemination of Goldman improper press releases and financial statements. Despite their knowledge, the Audit Committee Defendants approved the dissemination of the improper statements alleged above. In doing so, the Audit Committee Defendants breached their fiduciary duty of loyalty and good faith because they participated in the preparation of earnings press releases and financial statements that contained improper information. The Audit Committee Defendants now face a substantial likelihood of liability for their breach of fiduciary duties, making any demand upon them is futile.
     76. The principal professional occupation of defendant Blankfein is his employment with Goldman, pursuant to which he has received and continues to receive substantial monetary compensation and other benefits as alleged above. Accordingly, defendant Blankfein lacks independence from the remaining Director Defendants due to his interest in maintaining his executive positions at Goldman. This lack of independence renders defendant Blankfein incapable of impartially considering a demand to commence and vigorously prosecute this action. Goldman paid defendant Blankfein the following compensation:

Fiscal		All Other
Year	Salary	Compensation
2009	$600,000	$262,657
Accordingly, defendant Blankfein is incapable of impartially considering a demand to commence and vigorously prosecute this action because he has an interest in maintaining his principal occupation and the substantial compensation he receives in connection with that occupation. Demand is futile as to defendant Blankfein.

     77. The principal professional occupation of defendant Cohn is his employment with Goldman, pursuant to which he has received and continues to receive substantial monetary compensation and other benefits as alleged above. Accordingly, defendant Cohn lacks independence from the remaining Director Defendants due to his interest in maintaining his executive positions at Goldman. This lack of independence renders defendant Cohn incapable of impartially considering a demand to commence and vigorously prosecute this action. Goldman paid defendant Cohn the following compensation:

Fiscal		All Other
Year	Salary	Compensation
2009	$600,000	$225,156
Accordingly, defendant Cohn is incapable of impartially considering a demand to commence and vigorously prosecute this action because he has an interest in maintaining his principal occupation and the substantial compensation he receives in connection with that occupation. Demand is futile as to defendant Cohn.
     78. Defendant Bryan sold Goldman stock under highly suspicious circumstances. Defendant Bryan as a director, possessed material, nonpublic company information and used that information to benefit himself. Defendant Bryan sold stock based on his knowledge of material, nonpublic Company information regarding the impending action by the SEC and the impending decrease in the value of his holdings of Goldman. While in possession of material non-public information concerning Goldman’s true business health, defendant Bryan sold 6,000 of his Goldman shares for $932,220 in proceeds. Accordingly, defendant Bryan faces a substantial likelihood of liability for breach of his fiduciary duty of loyalty. Any demand upon defendant Bryan is futile.
     79. According to reports, defendant Gupta is being examined by federal prosecutors relating to the Galleon hedge-fund founder Raj Rajaratnam’s insider trading. In particular, the Wall Street Journal reported that Gupta told Mr. Rajaratnam about Warren Buffet’s impending $5 billion investment in Goldman before the deal was announced. Defendant Gupta has a duty to the Company to withhold sharing information for the benefit of a third party to trade on material, nonpublic Company information. Gupta will not vote to initiate litigation against the Board knowing that it might reveal further details of his illegal and improper acts concerning Galleon or that it might provoke Board members into initiating its own litigation against him. Thus, any demand upon defendant Gupta is futile.
     80. Certain defendants are not independent because of their interrelated business, professional and personal relationships, have developed debilitating conflicts of interest that prevent the Board members of the Company from taking the necessary and proper action on behalf of the Company as requested herein. Specifically, the defendants listed below, are subject to the following prejudicial entanglements:
          (a) Defendants Blankfein, Schiro, and Gupta serve on the advisory board to Tsinghua University. These common directorships and loyalties prevent defendants Blankfein, Schiro, and Gupta from bringing causes of action against each other; and
          (b) Defendant Friedman and Johnson serve on the board of The Brookings Institution. These directorships and loyalties prevent defendants Friedman and Johnson from bringing causes of action against each other.
     81. Defendants Bryan, Johnson, Gupta, Friedman, Juliber, and Simmons are non-employee directors that have excessive financial relationships with the private Goldman Sachs Foundation (the “Foundation”), which is controlled by Blankfein, the Chairman and CEO of the Company. The Foundation is a New York not-for-profit corporation. The Foundation is funded by the Company. The Foundation is an exempt organization under 26 U.S.C. §501 (c)(3). Defendants Bryan, Johnson, Gupta, Friedman, and Juliber are all board members of entities that rely on donations. As a result of the Foundation’s donations, defendants Bryan, Johnson, Gupta, Friedman, Juliber, and Simmons have all been assisted in their fund raising responsibilities directly by the Foundation and indirectly by Goldman. The Foundation’s contributions to their fund raising responsibilities were material. The SEC views a contribution for each director to be material if it equals or exceeds $10,000 per year. 17 C.F.R. § 229.402(k)(2)(vii) and Instruction 3 thereto.
     82. Defendant Bryan is a life trustee of the University of Chicago, to which the Foundation donated $200,000 in 2006 and allocated another $100,000 in 2007. As a trustee of the University, it is part of his job to raise money for it. These strong personal and financial ties raise reasonable doubts as to whether he can fairly and objectively consider a demand to sue Blankfein without being conflicted in his loyalties and with only the best interests of Goldman in mind. Thus, demand is futile as to defendant Bryan.
     83. Defendant Johnson is beholden to Blankfein for Goldman’s past and future gifts to The Brookings Institution. The Foundation donated $100,000 to The Brookings Institution in 2006 and $50,000 in 2007. These strong personal and financial ties raise reasonable doubts as to whether he can fairly and objectively consider a demand to sue Blankfein without being conflicted in his loyalties and with only the best interests of Goldman in mind. Thus, demand is futile as to defendant Johnson.
     84. Defendant Gupta is chairman of the board for the Indian School of Business in Hyderabad, India, member of the advisory board of Tsinghua University School of Economics and Management, and as a member of the United Nations Commission on the Private Sector and Development, as special adviser to the UN Secretary General on UN Reform. Gupta is conflicted due to Blankfein causing Goldman to donate to these various organizations. In particular, the Foundation has donated at least: (i) $1,600,000 to the Friends of the Indian School of Business; (ii) $2,500,000 to the Friends of Tsinghua School of Economics and Management; and (iii) $1,000,0000 to the Model UN program. These strong personal and financial ties raise reasonable doubts as to whether he can fairly and objectively consider a demand to sue Blankfein without being conflicted in his loyalties and with only the best interests of Goldman in mind. Thus, demand is futile as to defendant Gupta.
     85. Defendant Friedman is an emeritus trustee of Columbia University. The Foundation donated $890,000 to Columbia University. These strong personal and financial ties raise reasonable doubts as to whether he can fairly and objectively consider a demand to sue Blankfein without being conflicted in his loyalties and with only the best interests of Goldman in mind. Thus, demand is futile as to defendant Friedman.
     86. Defendant Juliber is on the board of Girls Incorporated. In 2006 and 2007, the Foundation donated $200,000 each year to Girls Incorporated, for a total of $400,000. These strong personal and financial ties raise reasonable doubts as to whether she can fairly and objectively consider a demand to sue Blankfein without being conflicted in her loyalties and with only the best interests of Goldman in mind. Thus, demand is futile as to defendant Juliber.
     87. Defendant Simmons is the President of Brown University. In 2006 and 2007, the Foundation donated $100,000 each year to Brown University, for a total of $200,000. These strong personal and financial ties raise reasonable doubts as to whether she can fairly and objectively consider a demand to sue Blankfein without being conflicted in her loyalties and with only the best interests of Goldman in mind. Thus, demand is futile as to defendant Simmons.
     88. Moreover, the acts complained of constitute violations of the fiduciary duties owed by Goldman’s officers and directors and these acts are incapable of ratification.
     89. Each of the defendant directors of Goldman authorized and/or permitted the improper statements disseminated directly to the public or made directly to securities analysts and which were made available and distributed to shareholders, authorized and/or permitted the issuance of various of the improper statements and are principal beneficiaries of the wrongdoing alleged herein, and thus could not fairly and fully prosecute such a suit even if such suit was instituted by them.
     90. Goldman has been and will continue to be exposed to significant losses due to the wrongdoing complained of herein, yet the Individual Defendants and current Board have not filed any lawsuits against themselves or others who were responsible for that wrongful conduct to attempt to recover for Goldman any part of the damages Goldman suffered and will suffer thereby.
     91. If Goldman’s current and past officers and directors are protected against personal liability for their acts of mismanagement and breach of fiduciary duty alleged in this complaint by directors’ and officers’ liability insurance, they caused the Company to purchase that insurance for their protection with corporate funds, i.e., monies belonging to the stockholders of Goldman. However, the directors’ and officers’ liability insurance policies covering the defendants in this case contain provisions that eliminate coverage for any action brought directly by Goldman against these defendants, known as the “insured versus insured exclusion.” As a result, if these directors were to cause Goldman to sue themselves or certain of the officers of Goldman, there would be no directors’

and officers’ insurance protection and thus, this is a further reason why they will not bring such a suit. On the other hand, if the suit is brought derivatively, as this action is brought, such insurance coverage exists and will provide a basis for the Company to effectuate recovery. If there is no directors’ and officers’ liability insurance, then the current directors will not cause Goldman to sue the defendants named herein, since they will face a large uninsured liability and lose the ability to recover for the Company from the insurance.
     92. Moreover, despite the Individual Defendants having knowledge of the claims and causes of action raised by plaintiff, the current Board has failed and refused to seek to recover for Goldman for any of the wrongdoing alleged by plaintiff herein.
     93. Plaintiff has not made any demand on the other shareholders of Goldman to institute this action since such demand would be a futile and use less act for at least the following reasons:
          (a) Goldman is a publicly held company with over 526.8 million shares outstanding, and thousands of shareholders;
          (b) making a demand on such a number of shareholders would be impossible for plaintiff who has no way of finding out the names, addresses or phone numbers of shareholders; and
          (c) making demand on all shareholders would force plaintiff to incur huge expenses, assuming all shareholders could be individually identified.
COUNT I
Against Defendants Blankfein, Cohn, and Viniar
for Breach of Fiduciary Duties of Care and Loyalty
     94. Plaintiff incorporates by reference and realleges each and every allegation contained above, as though fully set forth herein.
     95. The wrongful conduct alleged includes the issuance of improper statements about the Company’s bets against its clients’ interests and failure to disclose that the Company received a Wells notice and was being investigated by the SEC. The wrongful conduct was continuous, connected, and was ongoing throughout the applicable time period. It resulted in continuous connected and ongoing harm to the Company.

     96. Defendants Blankfein, Cohn, and Viniar owed and owe Goldman fiduciary obligations. By reason of their fiduciary relationships, these defendants owed and owe Goldman the highest obligation of due care and loyalty and good faith.
     97. Defendants Blankfein, Cohn, and Viniar violated and breached their fiduciary duties of care and loyalty by making improper statements by stating that the Company was not standing on both sides of transactions with its customers and for failure to disclose that the Company had received a Wells notice from the SEC.
     98. Defendants Blankfein, Cohn, and Viniar’s actions could not have been a good faith exercise of prudent business judgment to protect and promote the Company’s corporate interests.
     99. As a direct and proximate result of defendants Blankfein, Cohn, and Viniar’s failure to perform their fiduciary obligations, Goldman has sustained significant damages. As a result of the misconduct alleged herein, these defendants are liable to the Company.
     100. Plaintiff, on behalf of Goldman, has no adequate remedy at law.
COUNT II
Against the Audit Committee Defendants for Breach of Fiduciary Duties of Loyalty for
Dissemination of False and Misleading Statements
     101. Plaintiff incorporates by reference and realleges each and every allegation contained above, as though fully set forth herein.
     102. The wrongful conduct alleged includes the issuance of improper statements about the Company’s bets against its clients’ interests and failure to disclose that the Company received a Wells notice and was being investigated by the SEC. The wrongful conduct was continuous, connected, and was ongoing throughout the applicable time period. It resulted in continuous connected and ongoing harm to the Company.
     103. Plaintiff was a shareholder at the time of the continuing wrong complained of and remains a shareholder. The continuing wrong included the issuance of improper statements about the Company’s bets against its clients’ interests and failure to disclose that the Company received a Wells notice and was being investigated by the SEC.
     104. The Audit Committee Defendants, defendants Bryan, Dahlbäck, Friedman, George,

Gupta, Johnson, Juliber, Mittal, and Schiro owed and owe Goldman fiduciary obligations. Additionally, the Audit Committee Defendants owed specific duties under the Audit Committee Charter in effect during times relevant hereto to review and discuss Goldman’s earnings press releases and financial results. By reason of their fiduciary relationships, these defendants owed and owe Goldman the highest obligation of loyalty, fair dealing, and good faith.
     105. The Audit Committee Defendants violated and breached their fiduciary duties of loyalty, reasonable inquiry, oversight, good faith, and supervision by knowingly or recklessly reviewing and approving improper statements included in Goldman’s earnings press releases and financial filings. As alleged above, these statements improperly stated and/or omitted to state that Goldman stood on both sides of its client’s transactions, failed to disclose that it received a Wells notice from the SEC, and failed to disclose material information to its clients exposing it to significant liability. These statements were improper, however, because Goldman faced a substantial risk from increased regulation and oversight by regulatory authorities for the credit market crisis.
     106. The Audit Committee Defendants’ wrongful conduct could not have been a good faith exercise of prudent business judgment to protect and promote the Company’s corporate interests.
     107. As a direct and proximate result of the Audit Committee Defendants’ failure to perform their fiduciary obligations, Goldman has sustained significant damages. As a result of the misconduct alleged herein, the Audit Committee Defendants are liable to the Company.
COUNT III
Against Defendants Blankfein, Cohn, Bryan, Johnson, George, Dahlbäck, Juliber,
Friedman, Gupta, Mittal, Simmons, and Schiro for Breach of the Fiduciary Duties of
Loyalty
     108. Plaintiff incorporates by reference and realleges each and every allegation contained above, as though fully set forth herein.
     109. The wrongful conduct alleged includes the issuance of improper statements about the Company’s bets against its clients’ interests and failure to disclose that the Company received a Wells notice and was being investigated by the SEC. The wrongful conduct was continuous, connected, and was ongoing throughout the applicable time period. It resulted in continuous connected and ongoing harm to the Company.
     110. Defendants Blankfein, Cohn, Bryan, Johnson, George, Dahlbäck, Juliber, Friedman, Gupta, Mittal, Simmons, and Schiro owed and owe Goldman fiduciary obligations. By reason of their fiduciary relationships, these defendants owed and owe Goldman the highest obligation of loyalty, fair dealing and good faith.
     111. Defendants Blankfein, Cohn, Bryan, Johnson, George, Dahlbäck, Juliber, Friedman, Gupta, Mittal, Simmons, and Schiro violated and breached their fiduciary duties by knowingly and/or recklessly making improper statements regarding Goldman’s exposure to the SEC Action, failing to disclose a Wells notice it received, and for improper statements that it did not stand on both sides of transactions with its clients.
     112. Defendants Blankfein, Cohn, Bryan, Johnson, George, Dahlbäck, Juliber, Friedman, Gupta, Mittal, Simmons, and Schiro’s wrongful conduct could not have been a good faith exercise of prudent business judgment to protect and promote the Company’s corporate interests.
     113. As a direct and proximate result of defendants Blankfein, Cohn, Bryan, Johnson, George, Dahlbäck, Juliber, Friedman, Gupta, Mittal, Simmons, and Schiro’s failure to perform their fiduciary obligations, Goldman has sustained significant damages. As a result of the misconduct alleged herein, these defendants are liable to the Company.
     114. Plaintiff, on behalf of Goldman, has no adequate remedy at law.
COUNT IV
Against All Defendants for Waste of Corporate Assets
     115. Plaintiff incorporates by reference and realleges each and every allegation contained above, as though fully set forth herein.
     116. The wrongful conduct alleged includes the issuance of improper statements about the Company’s bets against its clients’ interests and failure to disclose that the Company received a Wells notice and was being investigated by the SEC. The wrongful conduct was continuous, connected, and was ongoing throughout the applicable time period. It resulted in continuous connected and ongoing harm to the Company.

     117. As a result of the misconduct described above, the Individual Defendants wasted corporate assets: (i) by making improper statements that failed to disclose they were on both sides of their clients’ transactions and that the Company had received a Wells notice from the SEC; (ii) by failing to properly consider the interests of the Company and its public shareholders; (iii) by failing to conduct proper supervision; (iv) by paying undeserved incentive compensation to certain of its executive officers; and (v) by incurring potentially hundreds of millions of dollars of legal liability and/or legal costs to defend defendants’ unlawful actions.
     118. As a result of the waste of corporate assets, the Individual Defendants are liable to the Company.
     119. Plaintiff, on behalf of Goldman, has no adequate remedy at law.
COUNT V
Against All Individual Defendants for Unjust Enrichment
     120. Plaintiff incorporates by reference and realleges each and every allegation set forth above, as though fully set forth herein.
     121. The wrongful conduct alleged includes the issuance of improper statements about the Company’s bets against its clients’ interests and failure to disclose that the Company received a Wells notice and was being investigated by the SEC. The wrongful conduct was continuous, connected, and was ongoing throughout the applicable time period. It resulted in continuous connected and ongoing harm to the Company.
     122. By their wrongful acts and omissions, the Individual Defendants were unjustly enriched at the expense of and to the detriment of Goldman. The Individual Defendants were unjustly enriched as a result of the compensation and director remuneration they received while breaching fiduciary duties owed to Goldman.
     123. Plaintiff, as a shareholder and representative of Goldman, seeks restitution from these defendants, and each of them, and seeks an order of this Court disgorging all profits, benefits and other compensation obtained by these defendants, and each of them, from their wrongful conduct and fiduciary breaches.
     124. Plaintiff, on behalf of Goldman, has no adequate remedy at law.

PRAYER FOR RELIEF
     WHEREFORE, plaintiff demands for a judgment as follows:
     A. Against all of the Individual Defendants and in favor of the Company for the amount of damages sustained by the Company as a result of the Individual Defendants’ breaches of fiduciary duties, waste of corporate assets, and unjust enrichment;
     B. Directing Goldman to take all necessary actions to reform and improve its corporate governance and internal procedures to comply with applicable laws and to protect Goldman and its shareholders from a repeat of the damaging events described herein, including, but not limited to, putting forward for shareholder vote, resolutions for amendments to the Company’s By-Laws or Articles of Incorporation and taking such other action as may be necessary to place before shareholders for a vote the following Corporate Governance Policies:
          1. a proposal to strengthen the Board’s supervision of operations and develop and implement procedures for greater shareholder input into the policies and guidelines of the Board;
          2. a provision to permit the shareholders of Goldman to nominate at least three candidates for election to the Board;
          3. a provision to create a Board committee to monitor conflicts of interests in financial transactions;
          4. a provision to require the Board to disclose that the Company received a Wells notice and the substance of the Wells notice; and
          5. a proposal to strengthen Goldman’s oversight of its disclosure procedures.
     C. Extraordinary equitable and/or injunctive relief as permitted by law, equity and state statutory provisions sued hereunder, including attaching, impounding, imposing a constructive trust on or otherwise restricting defendants’ assets so as to assure that plaintiff on behalf of Goldman has an effective remedy;
     D. Awarding to Goldman restitution from the defendants, and each of them, and ordering disgorgement of all profits, benefits, and other compensation obtained by the defendants;

     E. Awarding to plaintiff reasonable attorneys’ fees, consultant and expert fees, costs and expenses; and
     F. Granting such other and further relief as the Court deems just and proper.
JURY DEMAND
     Plaintiff demands a trial by jury.

DATED: April 26, 2010	LAW OFFICES OF THOMAS G. AMON THOMAS G. AMON
/s/ Thomas G. Amon
THOMAS G. AMON (TGA-1515)

250 West 57th Street, Suite 1316
New York, NY 10107
Telephone: (212) 810-2430
Facsimile: (212) 810-2427
HOLZER HOLZER & FISTEL LLC
MICHAEL I. FISTEL
MARSHALL DEES
200 Ashford Center North, Suite 300
Atlanta, GA 30338
Telephone: (770) 392-0090
Facsimile: (770) 392-0029
Attorneys for Plaintiff

VERIFICATION
     I, Hal Hubuschman, hereby declare as follows:
     I am a shareholder of The Goldman Sachs Group, Inc. I was a shareholder at the time of the wrongdoing complained of and I remain a shareholder. I have retained competent counsel and I am ready, willing and able to pursue this action vigorously on behalf of The Goldman Sachs Group, Inc. I have reviewed the Verified Shareholder Derivative Complaint For Breach of Fiduciary Duty, Waste of Corporate Assets, and Unjust Enrichment. Based upon discussions with and reliance upon my counsel, and as to those facts of which I have personal knowledge, the Verified Shareholder Derivative Complaint For Breach of Fiduciary Duty, Waste of Corporate Assets, and Unjust Enrichment is true and correct to the best of my knowledge, information and belief.
     I declare under penalty of perjury that the foregoing is true and correct.
     Signed and Accepted:

Date: April 26, 2010
/s/ Hal Hubuschman
Hal Hubuschman